Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY SUBSIDIARY ENTERS INTO LETTER OF INTENT WITH NEW BUYER FOR TECO COAL

Tampa, Fla. (June 8, 2015) – A subsidiary of TECO Energy, Inc. (NYSE: TE) has entered into a non-binding letter of intent with a new buyer for the sale of all of its interest in TECO Coal LLC.

The sales agreement with Kentucky-based Cambrian Coal Corp. did not close on June 5, 2015, because the buyer could not satisfy the conditions precedent to closing and that agreement is now terminable by either party. The new buyer does not expect to require external financing.

“We believe that moving forward with this new buyer will provide us the best opportunity to exit the coal business for an appropriate value in the current coal markets,” said John Ramil, president and chief executive officer of TECO Energy. “The new buyer has indicated a strong interest in purchasing TECO Coal and has the financial capability to do so. We look forward to successfully completing this transaction as quickly as possible.”

The transaction would be subject to the negotiation of a definitive agreement and obtaining third-party consents, and the parties currently expect to close on the sale on or before July 3, 2015.

TECO Coal segment has been classified as discontinued operations since the third quarter of 2014.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forward-looking statements are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include TECO Energy’s ability to enter into a definitive agreement and successfully close the sale of TECO Coal, either at all or within the currently anticipated time frame. There can be no assurance that a definitive agreement will be reached. Additional information is contained under “Risk Factors” in TECO Energy, Inc.‘s Annual Report on Form 10-K for the period ended Dec. 31, 2014.

TECO Energy Inc. (NYSE: TE) is an energy-related holding company with regulated electric and gas utilities in Florida and New Mexico. Tampa Electric serves more than 700,000 customers in West Central Florida; Peoples Gas System serves more than 350,000 customers across Florida; and New Mexico Gas Co. serves more than 510,000 customers across New Mexico. Other TECO Energy subsidiaries include TECO Coal, which owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

Media Contact: Cherie Jacobs 813.228.4945

Investor Relations Contact: Mark Kane 813.228.1772

TECO Energy

702 N. Franklin St.

Tampa, FL 33602